Highwater Ethanol, LLC

Investor Update



From the Desk of Highwater Ethanol CEO Brian Kletscher

2023 January Newsletter

Highwater Ethanol, LLC

Contact Info:

24500 US Highway 14
PO Box 96
Lamberton, MN 56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

EMAIL:
info@highwaterethanol.com

WEBSITE:
www.highwaterethanol.com

Wishing you a Happy and Prosperous New Year!! We are nearing the completion of 13.5 years of operations at Highwater Ethanol. We believe that we have made great progress on our operations.

We filed our Form 10-K for the fiscal year ended October 31, 2021, on January 19, 2023. We reported net income of approximately $33.33 million for the 2022 Fiscal Year and net income of approximately $19.66 million for the 2022 Calendar tax year. Margins were the best we have experienced in our operations. Highwater Ethanol paid a distribution in December 2021 of $1500/unit and one of $2300/unit in February 2022 for a total distribution of $3,800/unit for the fiscal year ended October 31, 2022. We also paid a distribution of $3200/unit in December 2022 bringing the total distributions for those periods to $7000/unit or a total of $33,367,900.

We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the 2022 Fiscal Year, we produced an average of approximately 3.01 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies since August 2019 due to a few factors. We continue to review enzymes, yeast, and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate! Our efficiencies on corn oil production have continued to improve with adjustment made in the process to boost our production to over .956 pounds per bushel ground. Please see the table below on additional efficiencies in the past five years.

	Corn	Corn	Ethanol		Tons DDGs	Tons Modified		Corn oil	#/Bu	Nat Gas		Corn	Ethan			
	Delivered	Grind	Production	Yield	Prodtn	Prodtn	Yield	Prod #	Yield	BTU used	BTU G	Cost	Price	KW used	KW/Ga	Operation
2018	20,141,772	20,172,329	58,943,177	2.922	115,824	56,286	14.5	14165775	0.702	1,451,037	24.6	$3.34	$1.22	43,024,973	0.730	355.9
2019	20,661,721	20,466,769	61,016,575	2.981	111,445	57,992	14.0	13404063	0.655	1,422,233	23.3	$3.63	$1.28	42,627,817	0.699	357.6
2020	20,885,834	20,311,948	61,703,648	3.038	106,951	55,022	13.5	16351210	0.805	1,382,471	22.4	$3.46	$1.14	41,751,752	0.677	357.4
2021	20,771,927	21,402,421	65,173,538	3.045	110,540	59,199	13.3	21129492	0.987	1,475,446	22.6	$5.69	$2.22	43,773,288	0.672	356.4
2022	23,100,760	23,478,900	70,840,024	3.017	112,182	90,330	13.7	22487978	0.958	1,570,605	22.2	$7.05	$2.32	45,062,919	0.636	359.1

In March 2022, we received our air emission permit from the Minnesota Pollution Control Agency {MPCA}. The updated permit included the equipment to produce High Purity Alcohol, one additional fermenter, an additional water-cooling tower cell, a package boiler, and Control Emissions Monitoring System {CEMS}. Our current permit allows our production rate of undenatured ethanol per year to be 68 million gallons or about 70.2 million gallons of denatured ethanol per year. We continue to review our production rates and current demand for fuel ethanol. For the past three months, we have been operating at an ethanol production level of approximately 69 million gallons per year which nears permitted rates. Our ethanol production rates were similar during our 2022 Fiscal Year. This was accomplished with your current facility with no additional capital expenses.

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2 Margins in the ethanol industry in 2022 were the best we have experienced in our operations since starting up in 2009. The wide variation in ethanol netbacks continued in 2022 with a range of $2.14 – 3.39 - per gallon. We have also seen corn prices vary from $5.32 - $7.39 bushel on a monthly average. During our 2022 Fiscal Year, we saw demand for ethanol increase domestically by approximately 3 – 5% and export demand has remained stable to improved slightly. We believe that our 2023 Fiscal Year will likely be a very interesting year for renewable ethanol and renewable biofuels, and we will continue to work to obtain additional market share for our products. Highwater continues to review opportunities at diversifying our product lines. The addition of equipment to produce 190 proof High Purity Alcohol has allowed for that in the future. We continue to market approximately 3.5% - 5.2% of our production as cellulosic ethanol. This was tested out and approval received in March 2021 by the California Air Resources Board {CARB}. We look forward to producing these products now and into the future. Highwater continues to purchase corn from our area producers. The 2022 corn crop quality and bushels has been a blessing for this area. Good quality corn certainly helps us maintain our efficiencies. Although we again experienced a drought in our corn growing area this year, we expect that we will have adequate bushels to maintain our ethanol production. Industry Information. E15 and exports should be a continued priority in 2023. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S., we expect that exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China, and Japan with the on-going trade agreements, as well as continued interest from Vietnam, Philippines, India, and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 and E15 blends for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 442 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term distributions when appropriate. We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Derek Trapp Co-Plant/Production Manager, Dillon Imker Co-Plant/Production Manager, Tom Streifel, Risk/Commodity, Jon Osland, Maintenance Manager, Lisa Landkammer, EHS Manager and Lillian Hughes, Lab Manager. We have positioned our team to be successful in the ethanol industry. A reminder that our 2023 Annual Members’ Meeting is scheduled for Thursday, March 9, 2023, at 9:30 a.m. at the Lamberton American Legion, 110 South Main Street, Lamberton, MN. Watch your mail in the near future; you should be receiving your 10-K and Proxy Statement for the 2023 Annual Meeting. Please take the time to send in your proxy card. Your K-1 tax information will be mailed in early February. Have a safe winter!!! We will take care of the present as we focus on the future!!!

3 Fiscal Year 2023 is underway! Highwater’s Fiscal Year 2022 ended on October 31st. We filed our Annual Report, Form 10- K, on January 19, 2022. Ethanol margins in Fiscal Year 2022 remained strong and we were able to show net income in all four quarters for the second fiscal year in a row. Highwater was also able to set two new highs during Fiscal Year 2022. Our annual income of $33,325,405 was a new best year and the 1st Quarter 2022 income of $16,101,488 was the new best fiscal quarter. Another highlight of 2022 was getting our outstanding debt balance to ZERO. Debt reduction was a primary focus of Highwater for many years so this was an accomplishment we can all be proud of. Highwater does have our Term Revolver and Revolving Line of Credit available if cash needs were to arise during the year or years ahead. The Board approved a cash distribution after the end of Fiscal Year 2022. The distribution approved was $3,200 per membership unit and was paid on December 22, 2022. We again want to thank you, our members, for your continued support and look forward to continued success in the years to come. As mentioned above, our fiscal year-end filing, Form 10-K, has been filed and is available online. However, a few items will be sent to you by mail so please watch for them in the coming weeks. Our packet containing the Form 10-K and Proxy will be mailed to you prior to the March Annual Meeting. On the tax side, the 2022 Highwater K-1s are planned for delivery by the middle of February. I have included below the Statement of Operations from our recently filed Fiscal Year Ended October 31, 2022 financials. Further details regarding our financial performance throughout the year can be found in our Form 10-Q filings which are available through our website. Fiscal Year Ended October 31, 2022 (Unaudited) Revenues 221,373,253$ Cost of Goods Sold 188,444,980 Gross Profit (Loss) 32,928,273 Operating Expenses 3,988,371 Operating Profit (Loss) 28,939,902 Other Income (Loss) 4,385,503 Net Income (Loss) 33,325,405$ Weighted Average Units Outstanding 4,762 Net Income (Loss) Per Unit 6,998.20$ Statement of Operations The Financial Insights CFO Luke Schneider

4 Thursday, March 9, 2023 Lamberton American Legion – 9:30 a.m. Welcome and Call to Order: David Moldan, Chairman and Brian Kletscher, CEO Introduction of HWE Board of Governors: David Moldan, Chairman Ron Jorgenson, Vice Chairman; David Eis, Secretary; Mark Pankonin, Treasurer; Directors: Russell Derickson, Mike Landuyt George Goblish, Luke Spalj and Gerald Forsythe Introduction of Guests, Management & Staff: Brian Kletscher, CEO Call the Meeting to Order: David Moldan, Chairman Rules of Conduct/Proof of Notice of Meeting/Report on Quorum: David Eis, Secretary Proposals: Mandy Hughes, Brown Winick Law Office Proposal #1: Election of three governors. Standing for election are incumbent governors: David Eis Gerald Forsythe David Moldan Voting on Proposals: David Moldan Report by Chairman: David Moldan Presentation of Financial Statements: Lucas Schneider, CFO Overview of Operations: Brian Kletscher, CEO Election Results: Mandy Hughes, Brown Winick Law Office Questions and Answers Adjourn 2023 Annual Meeting Highwater Ethanol, LLC 2023 Annual Meeting Agenda

5 Happy New Year! It’s hard to believe we are looking at our 14th year of operation. With some excellent margins in 2022 Highwater was able to close out the fiscal year with 33 million net profits. This doesn’t happen without a great team. We are very fortunate to have many seasoned members on our team helping Highwater remain successful. Margin outlook for ethanol continues to be positive. As we work through the winter, we are operating the plant to produce 195,000 gallons per day. With increased production gallons the team has been keeping a close eye on our yield. In December we closed out the month at 3.011 gallons of Denatured Ethanol produced from one bushel of corn. This was a slight down tick from our average in 2022 of 3.016 denatured ethanol per bushel of corn. Corn oil continues to be a great co – product as well. The price of corn oil is holding around 0.70 cents per pound. Corn oil yield averaged .95lbs/Bu in 2022. Looking for ways to increase our corn oil yield in 2023 we elected to purchase a spare assembly that will arrive on site in early 2023. By having a spare assembly on site, it allows us to keep our machines running. This will allow us to maximize our corn oil yield by having minimal down time. A key item on our agenda to start the year include a lab expansion. We look forward to construction starting in the spring. As we increased production and expanded into the USP 190 proof ethanol market our lab has become congested. We looked to not only expand for today but for years to come. Along with a new lab we brought a new lab manger onto the team at Highwater. Lillian Hughes started as our Lab Manager on January 5th, 2023. We look forward to working with Lillian. As we continue to work through 2023, we look forward to the opportunities this year brings. Co-Plant Managers Dillon Imker & Derek Trapp This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward- looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.